EXHIBIT 99.1

FOR RELEASE 6:00 AM ET, February 27, 2015

Contact:    Robert S. Tissue, Sr. Vice President & Chief Financial Officer
Telephone:    (304) 530-0552
Email:        rtissue@summitfgi.com
SUMMIT FINANCIAL GROUP, INC. ANNOUNCES TERMINATION OF HOLDING COMPANY MOU
MOOREFIELD, WV - February 27, 2015 (GLOBE NEWSWIRE) - Summit Financial Group, Inc. (“Summit” or “Company”) announced today that the Federal Reserve Bank of Richmond and the West Virginia Division of Financial Institutions have terminated their informal memorandum of understanding with Summit entered into on November 6, 2009 (the “Holding Company MOU”). The Company previously announced on November 26, 2014 that the West Virginia Division of Financial Institutions and the Federal Deposit Insurance Corporation had terminated their informal memorandum of understanding with Summit Community Bank, Inc. entered into on September 24, 2009 (the “Bank MOU”).
“We are pleased that our regulators have acknowledged the significant improvements we have accomplished,” said H. Charles Maddy, III, President and Chief Executive Officer of Summit. “Summit has now largely recovered from the impact of the effects of the economic downturn of the last decade. Our earnings improvements, growing loan portfolio, increasing revenues, improved net interest earnings, strengthened capital, reductions in our portfolio of problem assets and the recent lifting of Holding Company and Bank MOUs, all serve as evidence of our recovery.”
About the Company
Summit Financial Group, Inc. is a $1.44 billion financial holding company headquartered in Moorefield, West Virginia. Summit provides community banking services primarily in the Eastern Panhandle and South Central regions of West Virginia and the Northern and Shenandoah Valley regions of Virginia, through its bank subsidiary, Summit Community Bank, Inc., which operates fifteen banking locations. Summit also operates Summit Insurance Services, LLC in Moorefield, West Virginia and Leesburg, Virginia.

FORWARD-LOOKING STATEMENTS
This press release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Words such as “expects”, “anticipates”, “believes”, “estimates” and other similar expressions or future or conditional verbs such as “will”, “should”, “would” and “could” are intended to identify such forward-looking statements.
Although we believe the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially. Factors that might cause such a difference include our ability to consummate, and the results of, the private placement and rights offering; changes in the financial and securities markets, including changes with respect to the market value of our financial assets; economic and political conditions, especially in the Eastern Panhandle and South Central regions of West Virginia and the Northern and Shenandoah Valley regions of Virginia; real estate prices and sales in the Company’s markets; changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking laws and regulations; changes in tax laws; the impact of technological advances; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; and changes in the national and local economies. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to revise these statements following the date of this press release. Additional information regarding risk factors can be found in the Company’s filings with the Securities and Exchange Commission.